Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – July 21, 2022

FVCBankcorp, Inc. Announces
Second Quarter 2022 Earnings and Record 10% Quarterly Loan Growth

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported second quarter 2022 net income of $6.4 million, or $0.43 diluted earnings per share, compared to $5.2 million, or $0.36 diluted earnings per share, for the quarter ended June 30, 2021, an increase of $1.3 million or 24%. Annualized return on average assets was 1.21% and annualized return on average equity was 12.93% for the second quarter of 2022. For the comparable quarterly June 30, 2021 period, annualized return on average assets was 1.06% and annualized return on average equity was 10.41%.

For the six months ended June 30, 2022, the Company reported net income of $13.0 million, or $0.88 diluted earnings per share, compared to $10.7 million or $0.74 diluted earnings per share, for the same period of 2021, a year-over-year increase of $2.3 million, or 21%. For the year-to-date June 30, 2022 period, annualized return on average assets was 1.26% and annualized return on average equity was 12.78% compared to annualized return on average assets of 1.13% and annualized return on average equity of 10.96% for the six months ended June 30, 2021.

“We are pleased with our financial performance for the second quarter of this year and we are cautiously optimistic as we begin the second half of the year with expectations of rising rates and recognizing the ongoing economic uncertainty,” stated David W. Pijor, Chairman and CEO. "We continue to experience quality opportunities in our vibrant markets as we leverage our credit discipline, technology, and seasoned bankers to support our growing client base.”

Second Quarter Selected Highlights
• Balance Sheet Growth
o Loans receivable, net of deferred fees increased $151.8 million, or 10% for the June 30, 2022 quarter. During the second quarter of 2022, the Company had diversified loan growth (net of payoffs) of $82.3 million and purchased $69.5 million in consumer real estate loans through its affiliate, Atlantic Coast Mortgage, LLC (“ACM”), consistent with the Company’s underwriting criteria.
o    The Company continues to add experienced relationship bankers to support loan and deposit growth while maintaining the Company’s strong credit discipline. During the quarter, the Company added customer-facing bankers including two lenders, two portfolio managers, and two business development officers to support the growing client base.
o    Deposits increased 15% year over year, and noninterest-bearing deposits increased 8%. Noninterest-bearing deposits totaled $541.8 million, or 28% of total deposits at June 30, 2022.

•Solid Asset Quality
o    Nonperforming assets were 0.15% of total assets or $3.5 million at June 30, 2022, compared to 0.16% or $3.5 million at December 31, 2021, and decreased $583 thousand, or 14%, from June 30, 2021. The Company recorded net recoveries of $8 thousand during the second quarter of 2022.
o Historically low net charge-offs and consistent credit discipline provide framework for managing rising rates and the ongoing economic uncertainty.

•Improved Earnings Performance
o    Net interest income increased $2.6 million, or 18%, to $16.8 million for the second quarter of 2022, compared to $14.2 million for the same 2021 period. Net interest margin increased 23 basis points to 3.30% for the quarter ended June 30, 2022, compared to 3.07% for the year ago quarter of 2021 and increased 15 basis points compared to 3.15% for the first quarter of 2022. Net interest income is expected to improve as interest rates are forecasted to increase in the foreseeable future. The Company expects the impact of the June 15, 2022 Federal Reserve rate increase of 75 basis points will increase the yield on the loan portfolio by approximately 20 basis points beginning in the 2022 third quarter.
o    For the three months ended June 30, 2022 and 2021, pre-tax pre-provision income (excluding merger-related expenses) was $9.2 million and $6.6 million, respectively, an increase of $2.6 million or 39% over the prior year quarter. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.
o    The efficiency ratio for the three months ended June 30, 2022 was 47.1%, an improvement from 55.3% for the year ago quarter ended June 30, 2021 and 49.9% for the quarter ended March 31, 2022 (when excluding merger-related expenses). A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

Balance Sheet
Total assets were $2.31 billion at June 30, 2022, $2.20 billion at December 31, 2021, and $1.98 billion at June 30, 2021. Total asset growth year-to-date 2022 was $103.0 million, or 5%. For the year-over-year period, total assets increased $330.7 million, or 17%. During the quarter ended June 30, 2022, total assets increased $215.8 million, or 10%.

Loans receivable, net of deferred fees were $1.66 billion at June 30, 2022, $1.50 billion at December 31, 2021, and $1.47 billion at June 30, 2021. Loans receivable, net of deferred fees, increased $160.3 million, or 11%, for the year-to-date 2022 period, and increased $190.0 million, or 13%, year-over-year. For the quarter, loans receivable, net of deferred fees increased $151.8 million, or 10%. During the second quarter of 2022, the Company had diversified loan growth (net of payoffs) of $82.3 million and purchased $69.5 million in consumer real estate loans through ACM consisted with the Company’s underwriting criteria. At June 30, 2022, loans outstanding under the warehouse lending facility to ACM totaled $78.7 million, an increase of $6.7 million, or 9%, from $72.0 million at December 31, 2021.

Loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), net of fees, totaled $6.4 million at June 30, 2022, a decrease from $28.1 million at December 31, 2021, and a decrease from $99.5 million at June 30, 2021. Loans forgiven during the second quarter of 2022 totaled $7.2 million, or 53% of PPP loans outstanding at March 31, 2022. Net deferred fees associated with PPP loans totaled $163 thousand at June 30, 2022 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment.

Investment securities were $307.9 million at June 30, 2022, $358.0 million at December 31, 2021, and $200.7 million at June 30, 2021. Investment securities decreased $50.2 million during the six months ended June 30, 2022, primarily as a result of principal paydowns of $20.8 million and the decrease in the market value of the portfolio by $35.3 million. The investment securities portfolio consists of primarily mortgage-backed securities which are guaranteed by either the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage association. The decrease in the market value of the investment securities portfolio is driven by the current increasing rate environment and there is no other-than-temporary impairment at June 30, 2022.

Total deposits were $1.93 billion at June 30, 2022, $1.88 billion at December 31, 2021, and $1.68 billion at June 30, 2021. Total deposits increased $43.4 million, or 5% annualized, year-to-date, and increased $247.0 million, or 15%, year-over-year. For the quarter, total deposits increased $107.8 million, or 6%. Noninterest-bearing deposits were $541.8 million at June 30, 2022, a decrease of $4.0 million, for the quarter ended June 30, 2022, and increased $41.2 million, or 8%, year-over-year. Wholesale deposits continue to be at historic lows totaling $35.0 million, or 2% of total deposits, at June 30, 2022.

Shareholders’ equity at June 30, 2022 was $197.6 million, a decrease of $12.2 million, compared to $209.8 million at December 31, 2021. The decrease in shareholders’ equity was primarily attributable to a decrease of $27.1 million in other comprehensive income, primarily related to the decrease in the market value of our available-for-sale investment securities portfolio, offset by net income recorded for the six months ended June 30, 2022 totaling $13.0 million and common stock issued as a result of option exercises totaling $1.5 million for the six months ended June 30, 2022.

Book value per share at June 30, 2022 and December 31, 2021 was $14.14 and 15.28, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at June 30, 2022 and December 31, 2021 was $13.58 and $14.70, respectively. Tangible book value per share, excluding accumulated other comprehensive income (a non-GAAP financial measure which is defined in the tables below), at June 30, 2022 and December 31, 2021 was $15.67 and $14.85, respectively.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at June 30, 2022, with a tier 1 leverage ratio of 10.89%.

Asset Quality
The Company recorded provision for loan losses of $1.2 million for the three months ended June 30, 2022, compared to no provision for the year ago quarter, and $350 thousand for the first quarter of 2022. For the six months ended June 30, 2022, the Company recorded provision for loan losses of $1.5 million compared to none for the six month period of 2021. The increase in the provision for loan losses for the three months ended June 30, 2022 is primarily related to supporting the growth recorded in the loan portfolio during the second quarter. The Company continues to lend to well-established and relationship-driven borrowers and has a proven track record of low historical credit losses. Since the Company’s inception fifteen years ago, cumulative net charge-offs on commercial loans have totaled only $2.7 million, all the while growing the loan portfolio at compound annual growth rates in the double digits. Consistent with its relationship driven strategy, the Company supported its loan clients during COVID, initially deferring 24.4% of its loans during this historical time and reported total losses of only $400 thousand due to the sale of one loan at a discount, and one fully collateralized payment deferred loan participation remains on the Company’s watch list.

The Company’s disciplined credit guidelines and low historical charge-offs provide support during the current rising interest rate environment. The Company continues to proactively monitor the impact of interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics continue to hold strong for the second quarter of 2022 with a reduction in specific reserves to $85 thousand at June 30, 2022, down from $138 thousand at March 31, 2022, for certain watchlist loans, resulting from improvements in credit quality during the quarter. The Company recorded net loan recoveries of $8 thousand during the second quarter of 2022, compared to net charge-offs of $62 thousand during the comparable 2021 period. The Company continues to add talented lenders, portfolio managers and business development officers to support its relationship driven client base. The allowance for loan losses at June 30, 2022 and December 31, 2021 was $15.0 million and $13.8 million, respectively. Allowance coverage to nonperforming loans increased to 429.1% at June 30, 2022 compared to 352.9% for the year ago quarter.

The allowance for loan losses to total loans, net of fees and excluding PPP loans, was 0.90% at June 30, 2022, compared to 0.94% at December 31, 2021. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 0.94% at June 30, 2022 compared to 0.99% at December 31, 2021.

Nonperforming loans and loans 90 days or more past due at June 30, 2022 totaled $3.5 million, or 0.15% of total assets. This compares to $3.5 million in nonperforming loans and loans 90 days or more past due at December 31, 2021, or 0.16% of total assets. The Company has no real estate owned and has one loan totaling $90 thousand that qualifies as a troubled debt restructuring, which is a consumer residential loan.

Income Statement
Net income for the three months ended June 30, 2022 was $6.4 million, an increase of $1.3 million, or 24%, compared to $5.2 million for the same period of 2021. For the six months ended June 30, 2022, net income was $13.0 million, an increase of $2.3 million, or 21%, compared to $10.7 million for the same period of 2021. On a linked quarter basis, net income decreased $188 thousand, or 3%, from $6.6 million for the quarter ended March 31, 2022.

For the three months ended June 30, 2022 and 2021, pre-tax pre-provision income (excluding merger-related expenses) was $9.2 million and $6.6 million, respectively, an increase of $2.6 million or 39%. On a linked quarter basis, pre-tax pre-provision income increased $858,000, or 10%, from $8.4 million for the three months ended March 31, 2022. Pre-tax pre-provision annualized return on average assets for the three months ended June 30, 2022 and 2021 was 1.74% and 1.36%, respectively. For the six months ended June 30, 2022 and 2021, pre-tax pre-provision income was $17.5 million and $13.6 million, respectively, an increase of $3.9 million, or 28%. Pre-tax pre-provision annualized return on average assets for the six months ended June 30, 2022 and 2021 was 1.68% and 1.43%, respectively. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.

Net interest income totaled $16.8 million, an increase of $2.6 million, or 18%, for the quarter ended June 30, 2022, compared to the year ago quarter, and increased $1.7 million, or 12%, compared to the first quarter of 2022. Interest income on loans increased $1.5 million, or 9%, for the three months ended June 30, 2022 compared to the same period of 2021, and increased $1.6 million, or 10%, compared to the three months ended March 31, 2022. The increase in interest income for the three months ended June 30, 2022 compared to the year ago quarter is primarily related to an increase in the volume of average loans, excluding PPP loans, of $265.4 million. When excluding interest income from PPP loans, loan interest income increased $2.8 million for the three months ended June 30, 2022 as compared to the same period of 2021. PPP loan income was $169 thousand for the three months ended June 30, 2022, compared to $1.5 million for the three months ended June 30, 2021, a decrease of $1.3 million, or 89%. On a linked quarter basis, the increase in interest income is primarily due to the increased yield on loans receivable by 13 basis points along with the increase in loan volume during the quarter. Interest income includes loan mark accretion on acquired loans totaling $30 thousand, $73 thousand, and $146 thousand for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively. Interest expense on deposits increased $43 thousand, or 2%, for the three months ended June

30, 2022 compared to the same period of 2021, and increased $68 thousand, or 4%, compared to the three months ended March 31, 2022.

For the six months ended June 30, 2022 and 2021, net interest income was $31.8 million and $28.2 million, respectively, an increase of $3.6 million, or 13%, year-over-year. Interest income increased $2.7 million, or 8%, to $36.3 million for the six months ended June 30, 2022 as compared to $33.6 million for the comparable 2021 period. PPP loan income contributed $454 thousand to interest income for the six months ended June 30, 2022, compared to $3.3 million for the six months ended June 30, 2021, a decrease of $2.9 million, or 86%. Interest expense totaled $4.4 million for the six months ended June 30, 2022, a decrease of $914 thousand, or 17%, compared to $5.3 million for the comparable 2021 period, primarily a result of the Company redeeming $25 million in subordinated notes during the third quarter of 2021. Interest income includes loan mark accretion on acquired loans totaling $103 thousand and $278 thousand for the six months ended June 30, 2022 and 2021, respectively.

The Company’s net interest margin increased 23 basis points to 3.30% for the quarter ended June 30, 2022, compared to 3.07% for the quarter ended June 30, 2021. On a linked quarter basis, net interest margin increased 15 basis points from 3.15% for the three months ended March 31, 2022. Net interest margin for the six months ended June 30, 2022 and 2021 was 3.23% and 3.15%, respectively, an increase of 8 basis points. The increase in net interest margin in all periods is primarily due to the repricing of the Company’s variable rate loans as a result of the increased rate environment. The Company expects continued net interest margin expansion from the June 15, 2022 rate increase in the third quarter due to the repricing date of its variable rate consumer residential loans.

The average yield on total loans for the second quarter of 2022 was 4.36%, compared to 4.23% for the linked quarter ended March 31, 2022, and 4.36% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness increased the average yield of the loan portfolio for the three months ended June 30, 2021, contributing 41 basis points to the yield, compared to 4 basis points for the second quarter of 2022, and 7 basis points for the linked quarter ended March 31, 2022.

The cost of deposits, which includes noninterest-bearing deposits, decreased 4 basis points to 0.41% for the second quarter of 2022 as compared to 0.45% for the second quarter of 2021, and decreased 1 basis point from 0.42% for the linked first quarter of 2022. Cost of interest-bearing deposits for the second quarter of 2022 was 0.57%, compared to 0.66% for the second quarter of 2021, a decrease of 9 basis points, or 14%, and compared to 0.60% for the linked quarter ended March 31, 2022, primarily a result of the Company continuing its practice to monitor deposit pricing. The Company continues to proactively reach out to its deposit clients and discuss funding needs to manage funding costs, and expects costs to increase during the third quarter of 2022.

Noninterest income totaled $645 thousand and $685 thousand for the quarters ended June 30, 2022 and 2021, respectively. Noninterest income associated with the Company’s investment in ACM was $2 thousand for the three months ended June 30, 2022, a reflection of the current mortgage environment compared to the first quarter of 2022. Fee income from loans was $43 thousand for the quarter ended June 30, 2022, compared to $27 thousand for the second quarter of 2021. Service charges on deposit accounts and other fee income totaled $346 thousand for the second quarter of 2022, a decrease of $62 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $4 thousand to $254 thousand for the three months ended June 30, 2022, compared to $250 thousand for the same period of 2021, as the Company purchased additional BOLI totaling $15 million during the second quarter of 2022.

Noninterest income for the year-to-date period ended June 30, 2022 was $2.3 million, compared to $1.5 million for the 2021 year-to-date period, an increase of $793 thousand, or 54%, which was primarily driven by an increase in noninterest income from the Company’s investment in ACM, which closed as of August 31, 2021.

Noninterest expense was $8.2 million for each of the quarters ended June 30, 2022 and 2021, respectively. On a linked quarter basis, second quarter 2022 noninterest expense decreased $226 thousand, or 3% from $8.4 million for the quarter ended March 31, 2022. Noninterest expense for the first quarter of 2022 includes merger-related expenses of $125 thousand. Salaries and benefits expense for the second quarter of 2022 increased $456 thousand as compared to the year ago quarter, which was primarily related to business development staff expansion in addition to market rate adjustments to employee compensation. Compared to the linked quarter, salaries and benefits expense decreased $64 thousand for the second quarter of 2022 as payroll tax expense decreased commensurately. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) decreased $344 thousand for the second quarter of 2022 when compared to the year ago quarter, and decreased $127 thousand when compared to the linked quarter ended March 31, 2022, primarily a result of legal expense recoveries collected from past nonperforming loans and is also a reflection of the Company’s improved credit quality.

For the six months ended June 30, 2022 and 2021, noninterest expense was $16.7 million and $16.1 million, respectively, an increase of $547 thousand, or 3%, primarily as a result of the aforementioned increases in salaries and benefits expenses for additions to business development staffing and market level compensation increases for current employees.

The efficiency ratio for the quarter ended June 30, 2022, was 47.1%, a 15% improvement from 55.3% for the year ago quarter and a decrease from 49.9% for the three months ended March 31, 2022 (which excludes merger-related expenses), as the Company increased revenues and continued to leverage technology to improve efficiency. The efficiency ratios, excluding merger-related expenses, for the six months ended June 30, 2022 and 2021, were 48.6% and 54.2%, respectively. A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.6 million for the three months ended June 30, 2022, compared to $1.5 million for the same period of 2021. The effective tax rates for the three months ended June 30, 2022 and 2021 were 20.0% and 22.3%, respectively. The effective tax rates for each of the three months ended June 30, 2022 and 2021 are less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2022 and 2021. For each of the six months ended June 30, 2022 and 2021, provision for income taxes was $2.9 million.
About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.31 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.
Caution about Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: the impact of the COVID-19 pandemic and associated efforts to limit the spread of the virus; general business and economic conditions nationally or in the markets that the Company serves; changes in the level of the Company’s nonperforming assets and charge-offs; changes in the assumptions underlying the establishment of reserves for possible loan losses; the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and the ability to sell collateral upon any foreclosure; credit risk, market risk, and liquidity risk affecting the Company’s securities portfolio, as well as changes in the estimates used to value the securities in the portfolio; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; technological changes, including potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,		At or For the Six Months Ended,		At or For the Three Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021	3/31/2022	12/31/2021
Selected Balances
Total assets	$2,305,905	$1,975,251			$2,090,121	$2,202,924
Total investment securities	314,444	207,044			336,864	364,410
Total loans, net of deferred fees	1,664,232	1,474,278			1,512,475	1,503,849
Allowance for loan losses	(14,957)	(14,359)			(13,763)	(13,829)
Total deposits	1,927,177	1,680,209			1,819,355	1,883,769
Subordinated debt	19,537	44,146			19,524	19,510
Other borrowings	140,000	25,000			25,000	25,000
Total stockholders’ equity	197,599	200,687			200,873	209,796
Summary Results of Operations
Interest income	$19,026	$16,776	$36,249	$33,554	$17,223	$17,487
Interest expense	2,239	2,590	4,411	5,325	2,172	2,249
Net interest income	16,787	14,186	31,838	28,229	15,051	15,238
Provision for loan losses	1,185	—	1,535	—	350	(500)
Net interest income after provision for loan losses	15,602	14,186	30,303	28,229	14,701	15,738
Noninterest income - loan fees, service charges and other	389	435	863	978	474	418
Noninterest income - bank owned life insurance	254	250	492	498	238	248
Noninterest income - minority membership interest	2	—	914	—	912	1,100
Noninterest expense	8,216	8,228	16,657	16,110	8,442	9,004
Income before taxes	8,031	6,643	15,915	13,595	7,883	8,500
Income tax expense	1,606	1,478	2,876	2,861	1,270	1,983
Net income	6,425	5,165	13,039	10,734	6,613	6,517
Per Share Data
Net income, basic	$0.46	$0.38	$0.94	$0.79	$0.48	$0.48
Net income, diluted	$0.43	$0.36	$0.88	$0.74	$0.45	$0.44
Book value	$14.14	$14.70			$14.38	$15.28
Tangible book value (1)	$13.58	$14.10			$13.81	$14.70
Tangible book value, excluding accumulated other comprehensive losses (1)	$15.67	$14.04			$15.19	$14.85
Shares outstanding	13,970,748	13,647,600			13,967,009	13,727,045
Selected Ratios
Net interest margin (2)	3.30%	3.07%	3.23%	3.15%	3.15%	3.13%
Return on average assets (2)	1.21%	1.06%	1.26%	1.13%	1.30%	1.27%
Return on average equity (2)	12.93%	10.41%	12.78%	10.96%	12.63%	12.55%
Efficiency (3)	47.13%	55.33%	48.84%	54.23%	50.63%	52.95%
Loans, net of deferred fees to total deposits	86.36%	87.74%			83.13%	79.83%
Noninterest-bearing deposits to total deposits	28.11%	29.80%			30.00%	30.86%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$6,425	$5,165	$13,039	$10,734	$6,613	$6,517
Add: Merger and acquisition expense	—	—	125	—	125	338
Less:gains on sales of other real estate owned	—	—	—	—	—	(236)
Less: provision for income taxes associated with non-GAAP adjustments	—	—	(28)	—	(28)	(23)
Net income, as adjusted	$6,425	$5,165	$13,136	$10,734	$6,710	$6,596
Net income, diluted, on an operating basis	$0.43	$0.36	$0.89	$0.74	$0.46	$0.45
Return on average assets (non-GAAP operating earnings)	1.21%	1.06%	1.26%	1.13%	1.32%	1.29%
Return on average equity (non-GAAP operating earnings)	12.93%	10.41%	12.87%	10.96%	12.81%	12.71%
Efficiency ratio (non-GAAP operating earnings) (3)	47.13%	55.33%	48.55%	54.23%	49.88%	52.35%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	8.25%	9.79%			9.26%	9.19%
Tier 1 leverage (to average assets)	10.89%	11.48%			10.96%	10.53%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,486	$4,069			$3,486	$3,508
Performing troubled debt restructurings (TDRs)	90	95			91	92
Other real estate owned	—	3,866			—	—
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.15%	0.21%			0.17%	0.16%
Nonperforming assets to total assets	0.15%	0.40%			0.17%	0.16%
Nonperforming assets (including TDRs) to total assets	0.16%	0.41%			0.17%	0.16%
Allowance for loan losses to loans	0.90%	0.97%			0.91%	0.92%
Allowance for loan losses to nonperforming loans	429.06%	352.89%			394.81%	394.21%
Net charge-off (recoveries)	$(8)	$62	$407	$599	$415	$35
Net charge-offs (recoveries) to average loans (2)	0.00%	0.02%	0.05%	0.08%	0.11%	0.01%
Selected Average Balances
Total assets	$2,115,813	$1,947,983	$2,077,132	$1,907,455	$2,038,094	$2,047,130
Total earning assets	2,038,321	1,852,126	1,989,451	1,810,389	1,940,037	1,932,262
Total loans, net of deferred fees, excluding PPP	1,571,413	1,305,993	1,513,487	1,300,151	1,454,917	1,442,284
Total deposits	1,847,104	1,654,016	1,802,797	1,614,518	1,757,999	1,765,496
Other Data
Noninterest-bearing deposits	$541,815	$500,655			$545,856	$581,293
Interest-bearing checking, savings and money market	1,166,930	901,124			1,061,925	1,071,059
Time deposits	183,432	243,430			176,574	196,417
Wholesale deposits	35,000	35,000			35,000	35,000

(1) Non-GAAP Reconciliation	At June 30,				At or For the Three Months Ended
(Dollars in thousands, except per share data)	2022	2021			3/31/2022	12/31/2021

Total stockholders’ equity	$197,599	$200,687			$200,873	$209,796
Less: goodwill and intangibles, net	(7,914)	(8,199)			(7,982)	(8,052)
Tangible Common Equity	$189,685	$192,488			$192,891	$201,744
Accumulated Other Comprehensive Income (Loss) ("AOCI")	(29,191)	941			(19,215)	(2,043)
Tangible Common Equity excluding AOCI	$218,876	$191,547			$212,106	$203,787

Book value per common share	$14.14	$14.70			$14.38	$15.28
Less: intangible book value per common share	(0.56)	(0.60)			(0.57)	(0.58)
Tangible book value per common share	$13.58	$14.10			$13.81	$14.70
Less: AOCI income (loss) per common share	(2.09)	0.06			(1.38)	(0.15)
Tangible book value per common share, excluding AOCI	$15.67	$14.04			$15.19	$14.85
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	6/30/2022	3/31/2022	% Change Current Quarter	12/31/2021	6/30/2021	% Change From Year Ago
Cash and due from banks	$11,730	$16,869	-30.5%	$24,613	$24,856	-52.8%
Interest-bearing deposits at other financial institutions	196,187	122,117	60.7%	216,345	190,553	3.0%
Investment securities	307,882	330,602	-6.9%	358,038	200,672	53.4%
Restricted stock, at cost	6,562	6,262	4.8%	6,372	6,372	3.0%
Loans, net of fees:
Commercial real estate	981,744	925,342	6.1%	903,770	829,683	18.3%
Commercial and industrial	212,813	184,182	15.5%	173,540	140,611	51.3%
Paycheck protection program	6,443	13,685	-52.9%	28,130	99,455	-93.5%
Commercial construction	161,393	178,857	-9.8%	186,912	207,790	-22.3%
Consumer real estate	292,000	203,677	43.4%	201,336	184,560	58.2%
Consumer nonresidential	9,839	6,732	46.2%	10,161	12,179	-19.2%
Total loans, net of fees	1,664,232	1,512,475	10.0%	1,503,849	1,474,278	12.9%
Allowance for loan losses	(14,957)	(13,763)	8.7%	(13,829)	(14,359)	4.2%
Loans, net	1,649,275	1,498,712	10.0%	1,490,020	1,459,919	13.0%

Premises and equipment, net	1,334	1,504	-11.3%	1,584	1,527	-12.6%
Goodwill and intangibles, net	7,914	7,982	-0.9%	8,052	8,199	-3.5%
Bank owned life insurance (BOLI)	54,663	39,409	38.7%	39,171	38,675	41.3%
Other real estate owned	—	—	0.0%	—	3,866	-100.0%
Other assets	70,358	66,664	5.5%	58,729	40,612	73.2%

Total Assets	$2,305,905	$2,090,121	10.3%	$2,202,924	$1,975,251	16.7%

Deposits:
Noninterest-bearing	$541,815	$545,856	-0.7%	$581,293	$500,655	8.2%
Interest-bearing checking	787,011	727,202	8.2%	739,046	610,823	28.8%
Savings and money market	379,919	334,723	13.5%	332,013	290,301	30.9%
Time deposits	183,432	176,574	3.9%	196,417	243,430	-24.6%
Wholesale deposits	35,000	35,000	0.0%	35,000	35,000	0.0%
Total deposits	1,927,177	1,819,355	5.9%	1,883,769	1,680,209	14.7%

Other borrowed funds	140,000	25,000	460.0%	25,000	25,000	460.0%
Subordinated notes, net of issuance costs	19,537	19,524	0.1%	19,510	44,146	-55.7%
Other liabilities	21,592	25,369	-14.9%	64,849	25,209	-14.3%

Stockholders’ equity	197,599	200,873	-1.6%	209,796	200,687	-1.5%

Total Liabilities & Stockholders’ Equity	$2,305,905	$2,090,121	10.3%	$2,202,924	$1,975,251	16.7%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	6/30/2022	3/31/2022	% Change Current Quarter	6/30/2021	% Change From Year Ago
Net interest income	$16,787	$15,051	11.5%	$14,186	18.3%
Provision for loan losses	1,185	350	238.6%	—	100.0%
Net interest income after provision for loan losses	15,602	14,701	6.1%	14,186	10.0%

Noninterest income:
Fees on loans	43	84	-48.8%	27	59.3%
Service charges on deposit accounts	230	234	-1.7%	247	-6.9%
BOLI income	254	238	6.7%	250	1.6%
Income from minority membership interest	2	912	-99.8%	—	100.0%
Other fee income	116	156	-25.6%	161	-28.0%
Total noninterest income	645	1,624	-60.3%	685	-5.8%

Noninterest expense:
Salaries and employee benefits	4,914	4,978	-1.3%	4,458	10.2%
Occupancy and equipment expense	812	840	-3.3%	820	-1.0%
Data processing and network administration	550	542	1.5%	551	-0.2%
State franchise taxes	509	509	0.0%	487	4.5%
Professional fees	288	361	-20.2%	503	-42.7%
Merger and acquisition expense	—	125	-100.0%	—	0.0%
Other operating expense	1,143	1,087	5.2%	1,409	-18.9%
Total noninterest expense	8,216	8,442	-2.7%	8,228	-0.1%
Net income before income taxes	8,031	7,883	1.9%	6,643	20.9%
Income tax expense	1,606	1,270	26.5%	1,478	8.7%
Net Income	$6,425	$6,613	-2.8%	$5,165	24.4%

Earnings per share - basic	$0.46	$0.48	-3.8%	$0.38	21.5%
Earnings per share - diluted	$0.43	$0.45	-3.9%	$0.36	21.4%
Weighted-average common shares outstanding - basic	13,969,937	13,833,213		13,647,193
Weighted-average common shares outstanding - diluted	14,869,724	14,713,949		14,517,154

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$6,425	$6,613		$5,165
Add: Merger and acquisition expense	—	125		—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(28)		—
Net Income, Operating earnings (non-GAAP)	$6,425	$6,710		$5,165
Earnings per share - basic (non-GAAP operating earnings)	$0.46	$0.49		$0.38
Earnings per share - diluted (non-GAAP operating earnings)	$0.43	$0.46		$0.36

Return on average assets (non-GAAP operating earnings)	1.21%	1.32%		1.06%
Return on average equity (non-GAAP operating earnings)	12.93%	12.81%		10.41%
Efficiency ratio (non-GAAP operating earnings)	47.13%	49.88%		55.33%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$6,425	$6,613		$5,165
Add: Provision for loan losses	1,185	350		—
Add: Merger and acquisition expense	—	125		—
Add: Income tax expense	1,606	1,270		1,478
Pre-tax pre-provision income	$9,216	$8,358		$6,643
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.66	$0.60		$0.49
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.62	$0.57		$0.46

Return on average assets (non-GAAP operating earnings)	1.74%	1.64%		1.36%
Return on average equity (non-GAAP operating earnings)	18.55%	15.96%		13.39%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Six Months Ended
	6/30/2022	6/30/2021	% Change From Year Ago
Net interest income	$31,838	$28,229	12.8%
Provision for loan losses	1,535	—	100.0%
Net interest income after provision for loan losses	30,303	28,229	7.3%

Noninterest income:
Fees on loans	127	47	170.2%
Service charges on deposit accounts	464	490	-5.3%
BOLI income	492	498	-1.2%
Income from minority membership interest	914	—	100.0%
Other fee income	272	441	-38.3%
Total noninterest income	2,269	1,476	53.7%

Noninterest expense:
Salaries and employee benefits	9,891	9,006	9.8%
Occupancy and equipment expense	1,651	1,627	1.5%
Data processing and network administration	1,092	1,114	-2.0%
State franchise taxes	1,018	991	2.7%
Professional fees	649	857	-24.3%
Merger and acquisition expense	125	—	100.0%
Other operating expense	2,231	2,515	-11.3%
Total noninterest expense	16,657	16,110	3.4%
Net income before income taxes	15,915	13,595	17.1%
Income tax expense	2,876	2,861	0.5%
Net Income	$13,039	$10,734	21.5%

Earnings per share - basic	$0.94	$0.79	18.9%
Earnings per share - diluted	$0.88	$0.74	19.3%
Weighted-average common shares outstanding - basic	13,901,575	13,612,736
Weighted-average common shares outstanding - diluted	14,791,836	14,526,801

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$13,039	$10,734
Add: Merger and acquisition expense	125	—
Subtract: provision for income taxes associated with non-GAAP adjustments	(28)	—
Net Income, Operating earnings (non-GAAP)	$13,136	$10,734
Earnings per share - basic (non-GAAP operating earnings)	$0.94	$0.79
Earnings per share - diluted (non-GAAP operating earnings)	$0.89	$0.74

Return on average assets (non-GAAP operating earnings)	1.26%	1.13%
Return on average equity (non-GAAP operating earnings)	12.87%	10.96%
Efficiency ratio (non-GAAP operating earnings)	48.55%	54.23%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$13,039	$10,734
Add: Provision for loan losses	1,535	—
Add: Income tax expense	2,876	2,861
Pre-tax pre-provision income	$17,450	$13,595
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.26	$1.00
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.18	$0.94

Return on average assets (non-GAAP operating earnings)	1.68%	1.43%
Return on average equity (non-GAAP operating earnings)	17.10%	13.88%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2022			3/31/2022			6/30/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable net of fees (1)
Commercial real estate	$940,338	$10,215	4.35%	$914,106	$9,428	4.13%	$796,220	$8,616	4.33%
Commercial and industrial	174,210	2,086	4.79%	175,881	1,844	4.19%	120,021	1,421	4.74%
Paycheck protection program	9,718	169	6.94%	19,421	285	5.87%	138,550	1,474	4.26%
Commercial construction	174,896	2,067	4.73%	180,388	2,149	4.76%	212,004	2,382	4.49%
Consumer real estate	208,072	2,025	3.89%	175,207	1,733	3.96%	164,938	1,633	3.96%
Warehouse facilities	64,570	505	3.13%
Consumer nonresidential	9,327	176	7.53%	9,335	168	7.18%	12,810	225	7.04%
Total loans	1,581,131	17,243	4.36%	1,474,338	15,607	4.23%	1,444,543	15,751	4.36%

Investment securities (2)(3)	357,540	1,586	1.77%	357,475	1,573	1.76%	178,875	956	2.14%
Interest-bearing deposits at other financial institutions	99,650	200	0.81%	108,224	45	0.17%	228,708	71	0.12%
Total interest-earning assets	2,038,321	19,029	3.73%	1,940,037	17,225	3.55%	1,852,126	16,778	3.62%

Non-interest earning assets:
Cash and due from banks	4,716			10,824			15,954
Premises and equipment net	1,452			1,563			1,525
Accrued interest and other assets	85,433			99,522			92,805
Allowance for loan losses	(14,109)			(13,852)			(14,427)

Total Assets	$2,115,813			$2,038,094			$1,947,983

Interest-bearing liabilities:
Interest checking	$794,757	$1,007	0.51%	$696,460	$996	0.58%	$565,074	$742	0.53%
Savings and money market	329,831	446	0.54%	315,695	348	0.45%	297,003	351	0.47%
Time deposits	177,525	446	1.01%	184,605	442	0.97%	238,113	722	1.22%
Wholesale deposits	35,000	(2)	(0.03)%	35,000	43	0.50%	35,000	39	0.45%
Total interest-bearing deposits	1,337,113	1,897	0.57%	1,231,760	1,829	0.60%	1,135,190	1,854	0.66%

Other borrowed funds	27,418	84	1.23%	25,000	85	1.37%	25,000	85	1.36%
Subordinated notes net of issuance costs	19,528	258	5.30%	19,515	258	5.35%	44,127	651	5.92%
Total interest-bearing liabilities	1,384,059	2,239	0.65%	1,276,275	2,172	0.69%	1,204,317	2,590	0.86%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	509,991			526,239			518,826
Other liabilities	22,998			26,098			26,374

Stockholders’ equity	198,765			209,482			198,466

Total Liabilities and Stockholders' Equity	$2,115,813			$2,038,094			$1,947,983

Net Interest Margin		16,790	3.30%		15,053	3.15%		14,188	3.07%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended June 30, 2022 and 2021 is $2 and $2, respectively. For the three months ended March 31, 2022, the taxable equivalent adjustment to interest income is $2.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	6/30/2022			6/30/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$927,294	$19,643	4.24%	$789,467	$17,011	4.31%
Commercial and industrial	160,982	3,747	4.66%	110,441	2,692	4.88%
Paycheck protection program	14,543	454	6.24%	150,243	3,307	4.40%
Commercial construction	177,627	4,216	4.75%	216,395	4,808	4.44%
Consumer real estate	185,589	3,687	3.97%	162,205	3,268	4.03%
Warehouse lending	52,664	760	2.88%	8,143	113	2.76%
Consumer nonresidential	9,331	343	7.36%	13,500	484	7.16%
Total loans	1,528,030	32,850	4.30%	1,450,394	31,683	4.37%

Investment securities (2)(3)	357,508	3,159	1.77%	154,069	1,763	2.29%
Interest-bearing deposits at other financial institutions	103,913	245	0.48%	205,926	116	0.11%
Total interest-earning assets	1,989,451	36,254	3.64%	1,810,389	33,562	3.71%

Non-interest earning assets:
Cash and due from banks	7,753			15,652
Premises and equipment, net	1,507			1,567
Accrued interest and other assets	92,402			94,506
Allowance for loan losses	(13,981)			(14,659)

Total Assets	$2,077,132			$1,907,455

Interest-bearing liabilities:
Interest checking	$745,880	$2,004	0.54%	$544,507	$1,459	0.54%
Savings and money market	322,802	795	0.50%	287,939	675	0.47%
Time deposits	181,045	888	0.99%	242,277	1,640	1.36%
Wholesale deposits	35,000	40	0.23%	40,359	81	0.41%
Total interest-bearing deposits	1,284,727	3,727	0.59%	1,115,082	3,855	0.70%

Other borrowed funds	26,215	169	1.30%	25,000	168	1.35%
Subordinated notes, net of issuance costs	19,522	515	5.32%	44,111	1,302	5.95%
Total interest-bearing liabilities	1,330,464	4,411	0.67%	1,184,193	5,325	0.91%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	518,070			499,436
Other liabilities	24,540			27,991

Stockholders’ equity	204,058			195,835

Total Liabilities and Stockholders' Equity	$2,077,132			$1,907,455

Net Interest Margin		31,843	3.23%		28,237	3.15%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $8 and $12 for the six months ended June 30, 2022 and 2021, respectively.
(3)The average balances for investment securities includes restricted stock.